Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-275721, 333-273589, 333-268396, and 333-264326) and Form S-8 (Nos. 333-275720, 333-258896, 333-239213, 333-230139, 333-223535, 333-216492, 333-202709, 333-194634, 333-187206, 333-237195, 333-209998, 333-180334, and 333-172409) of Talphera, Inc. (formerly known as AcelRx Pharmaceuticals, Inc.) of our report dated March 31, 2023, except for the effects of the discontinued operations disclosed in Note 3, as to which the date is July 31, 2023, which includes an explanatory paragraph relating to Talphera, Inc.’s ability to continue as a going concern, relating to the consolidated financial statements which appear in this Annual Report on Form 10‑K as of and for the years ended December 31, 2023 and 2022.

/s/ WithumSmith+Brown, PC

San Francisco, California

March 6, 2024